Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG CORP. ADDRESSES POTENTIAL IMPACT OF
PROPOSED PAYMENT SYSTEM RULE FROM
THE CENTERS FOR MEDICARE AND MEDICAID SERVICES
NASHVILLE, Tenn. (August 9, 2006) — AmSurg Corp. (NASDAQ: AMSG) today announced the potential financial impact of a proposed rule issued yesterday by the Centers for Medicare and Medicaid Services (CMS) for a revised payment system for services provided in ambulatory surgical centers (ASCs).
     The key points of the proposed rule as it relates to the Company’s expectations of its impact include:
•	CMS’s estimate that the revised ASC rates would be 62% of the corresponding rates under the Outpatient Prospective Payment System for hospital outpatient departments;

•	a scheduled phase in of the revised rates over two years, beginning January 1, 2008;

•	an annual increase in the rates beginning in 2010 based on the consumer price index for urban consumers; and

•	a significant expansion of the approved list of procedures that could be safely performed in an ASC, essentially allowing all surgical procedures, other than those that pose a significant safety risk or generally require an overnight stay.
     The Company notes that its comments are based on its initial understanding of the CMS proposed rule and that it may have additional comment after it has thoroughly analyzed the proposal. In addition, CMS has invited industry comments on the proposed rule during a 90-day comment period, and the Company expects it and others in its industry will respond to this request for comment.
     AmSurg anticipates the proposed rule, if adopted, would reduce its 2008 net earnings per diluted share by approximately $0.15 and its 2009 net income per diluted share by approximately $0.26. This impact is based on the Company’s current procedure mix and its projected revenue from Medicare for 2006, which is expected to be approximately 34% of total revenue for the year, and it excludes any impact from potential volume from new ASC surgical procedures approved under the rule.
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AMSG Addresses CMS Proposal

August 9, 2006
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other filings with the Securities and Exchange Commission, including the following risks: the risk that payments from third-party payors may decrease or not increase as the Company’s costs increase; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare and Medicaid Services; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to identify suitable acquisition and development candidates and negotiate and close transactions in a timely manner and on favorable terms; the Company’s ability to grow revenues at its existing centers; risks associated with weather and other factors that may affect the Company’s surgery centers located in Florida; the Company’s ability to manage the growth in its business; the Company’s ability to obtain the necessary financing or capital on terms satisfactory to it to execute its expansion strategy; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; the Company’s ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development and to comply with applicable laws; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s ability to obtain the necessary financing to fund the purchase of its physician partners’ minority interests in the event of a regulatory change that would require such a purchase; and risks associated with the valuation and tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At June 30, 2006, AmSurg owned a majority interest in 153 centers and had four centers under development and three centers awaiting CON approval.
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